EXHIBIT 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our Current Operations

     Our operations consist of 12 wholly-owned casino resorts and 50% investments in two other casino resorts, including:

Las Vegas, Nevada:	Bellagio, MGM Grand Las Vegas, The Mirage, TI, New York-New York, Boardwalk, and Monte Carlo (50% owned).

Other domestic:	The Primm Valley Resorts (Buffalo Bill’s, Primm Valley Resort and Whiskey Pete’s) in Primm, Nevada; Beau Rivage in Biloxi, Mississippi; MGM Grand Detroit; Borgata (50% owned) in Atlantic City, New Jersey.

International:	MGM Grand Australia in Darwin, Northern Territory, Australia

     In February 2004, the Company entered into an agreement to sell the subsidiaries that own and operate MGM Grand Australia for approximately A$195 million (approximately $136 million based on exchange rates at June 30, 2004), subject to certain working capital adjustments. This transaction is expected to be completed by the third quarter of 2004, subject to customary sales conditions and regulatory approval. The results of MGM Grand Australia are classified as discontinued operations for all periods presented.

     We operate in one segment, the operation of casino resorts, which includes offering gaming, hotel, dining, entertainment, retail and other resort amenities. Slightly over half of our net revenues are derived from gaming activities, a lower percentage than many of our competitors, as our operating philosophy is to provide a complete resort experience for our guests, including non-gaming amenities which command a premium price based on their quality.

     We generate a majority of our net revenues and operating income from our Las Vegas Strip resorts. In 2003, over 75% of our net revenues and operating income was generated by wholly-owned Las Vegas Strip resorts. We believe that we own the premier casino resorts on the Las Vegas Strip, and a main focus of our strategy is to continually reinvest in these resorts to maintain that competitive advantage. Our concentration on the Las Vegas Strip exposes us to certain risks outside of our control, such as competition from other Las Vegas Strip resorts, including a major new competitor expected to open in 2005, and the impact from potential expansion of gaming in California. This concentration also exposes us to risks related to tourism and the general economy, including national and global economic conditions and terrorist attacks or other global events.

Key Performance Indicators

     As a resort-based company, our operating results are highly dependent on the volume of customers at our resorts, which in turn impacts the price we can charge for our hotel rooms and other amenities. We also generate a significant portion of our operating income from the high-end gaming segment, which can cause variability in our results. Key performance indicators related to revenue are:

•	Gaming revenue indicators – table games drop and slot handle (volume indicators); “win” or “hold” percentage, which is not fully controllable by us. Our normal table games win percentage is in the range of 18% to 22% of table games drop and our normal slot win percentage is in the range of 6% to 7% of slot handle;

•	Hotel revenue indicators – hotel occupancy (volume indicator); average daily rate (“ADR”, price indicator); revenue per available room (“REVPAR”), a summary measure of hotel results, combining ADR and occupancy rate.

     Most of our revenue is essentially cash-based, through customers wagering with cash or paying for non-gaming services with cash or credit cards. Our resorts, like many in the industry, generate significant operating cash flow. Our industry is capital intensive and we rely heavily on the ability of our resorts to generate operating cash flow to repay debt financing, fund maintenance capital expenditures and provide excess cash for future development.

     Our results of operations do not tend to be seasonal in nature, though a variety of factors can affect the results of any interim period, including the timing of major Las Vegas conventions, the amount and timing of marketing and special events for our high-end customers, and the level of play during major holidays, including New Year and Chinese New Year.

Overall Outlook

     We have invested heavily in our existing operations in 2002 and 2003, and expect to continue to do so in 2004. Our Las Vegas Strip resorts require ongoing capital investment to maintain their competitive advantages. We believe the investments in additional non-gaming amenities we made in 2003 and our planned spending in 2004 will further position our resorts to capitalize on the expected continued economic recovery. Borgata, which opened in July 2003, will have a more meaningful impact on our operating results in 2004, given a full year of operations.

     MGM Grand Detroit operates in an interim casino facility, and we have plans to develop a permanent casino resort, though our ability to do so is currently limited pending resolution of certain litigation. We expect the permanent casino resort to cost approximately $575 million, a significant amount of which may be invested in 2004 and 2005.

     We have made several strategic agreements to take advantage of currently proposed gaming law reforms in the United Kingdom. The timing of adoption of these reforms, if they are adopted at all, is uncertain. However, we believe that the gaming market in the UK would be profitable assuming a reasonable tax and regulatory structure, and a market in which our style of resorts and our management expertise would provide us with a competitive advantage.

     We also own two premium casino development sites in existing markets, one on the Las Vegas Strip between Bellagio and Monte Carlo and one at Renaissance Pointe in Atlantic City, adjacent to Borgata. The timing or extent of any development on these sites is uncertain.

     In January 2004, we reached an agreement with Wembley plc on the terms of a cash acquisition by us of Wembley. However, Wembley received a higher competing offer and in May 2004 we announced that we would make no further bids for Wembley.

     In June 2004, we announced that we have entered into a definitive merger agreement with Mandalay Resort Group (“Mandalay”) under which we will acquire Mandalay for $71.00 per share in cash. The total value of the acquisition is approximately $7.9 billion, including equity value of approximately $4.8 billion, $600 million of convertible debentures and the assumption of approximately $2.5 billion in outstanding Mandalay debt. The transaction is subject to the approval of Mandalay shareholders and to the satisfaction of customary closing conditions contained in the merger agreement, including the receipt of all necessary regulatory and governmental approvals. We anticipate the transaction will be completed by the first quarter of 2005.

Summary Financial Results

     The following table summarizes our results of operations:

	Year Ended December 31,
		Percentage		Percentage
	2003	Change	2002	Change	2001
	(In thousands, except per share data)
Net revenues	$3,862,743	3%	$3,756,928	2%	$3,699,852
Operating income	699,729	(6%)	746,538	24%	599,892
Income from continuing operations	230,273	(20%)	289,476	80%	160,440
Diluted income from continuing operations per share	$1.52	(16%)	$1.81	81%	$1.00

     Income from continuing operations decreased in 2003 due to lower operating income and higher interest expense resulting from lower capitalized interest and, to a lesser extent, increased borrowings. Our long-term debt increased approximately 6%, primarily in the fourth quarter, in order to fund capital investments and share repurchases. In 2002, income from continuing operations increased as a result of the significant one-time expenses incurred in 2001, along with stable payroll expenses as a result of restructuring activity in late 2001 and a significantly lower provision for doubtful accounts. Also contributing to the increase in 2002 was significantly lower interest expense, as variable interest rates decreased in 2002 and we reduced long-term debt by approximately 4% in 2002.

     Results on a per share basis were positively impacted by a lower weighted average number of shares outstanding, particularly in 2003. This is the result of share repurchases throughout 2002 and 2003.

Operating Results

     The following table includes key information about our operating results:

	Year Ended December 31,
		Percentage		Percentage
	2003	Change	2002	Change	2001
			(In thousands)
Net revenues	$3,862,743	3%	$3,756,928	2%	$3,699,852
Operating expenses:
Casino and hotel operations	2,153,798	5%	2,044,369	(3%)	2,104,886
General and administrative	583,599	4%	560,909	2%	548,647
Corporate expense	61,541	40%	43,856	17%	37,637
Preopening, restructuring and property transactions, net	16,922	43%	11,832	(84%)	73,574
Depreciation and amortization	400,766	5%	381,785	3%	372,032

	3,216,626	6%	3,042,751	(3%)	3,136,776

Income from unconsolidated affiliates	53,612	66%	32,361	(12%)	36,816

Operating income	$699,729	(6%)	$746,538	24%	$599,892

     On a consolidated basis, the most important factors and trends contributing to our operating performance over the last three years have been:

•	The significant impacts of the attacks of September 11, 2001. Business levels before the attacks were very strong, despite a weakening United States economy. The impact of the attacks caused a significant drop in leisure travel and contributed to the weakening economy and stock market declines experienced in 2002 and into 2003;

•	The restructuring of operations in response to the attacks, which positively impacted 2002 operating results due to generally lower staffing levels;

•	The war with Iraq and the outbreak of SARS in Asia, both of which negatively impacted leisure travel and our high-end gaming business in late 2002 and early 2003;

•	The new labor contract covering our Las Vegas Strip employees since mid-2002, which calls for significant annual wage and benefits increases through 2007;

•	The current economic recovery in the United States, which began to impact our operations in the latter half of 2003 and should continue to positively affect our results in 2004.

     As a result of the above trends, our net revenues increased 3% in 2003, including a higher percentage increase in the second half of the year, while increasing only 2% in 2002. New York-New York experienced a 23% increase in net revenues due to the addition of Zumanity, the newest show from Cirque du Soleil, which opened in August 2003 and other amenities, including a new Irish pub, Nine Fine Irishmen, which opened in July 2003. Bellagio’s revenues were flat despite the negative effects of SARS and the Iraq war in early 2003 and having 17% of its standard rooms out of service in the fourth quarter. Bellagio’s REVPAR increased 7% for the year, but on a base of fewer rooms due to an ongoing project to remodel all of Bellagio’s standard rooms. Bellagio’s other indicators were also strong, including a 5% increase in slot revenues. Similarly, net revenues increased 3% at MGM Grand Las Vegas, with a higher rate of increase in the second half of 2003 due to increased non-gaming spending and the addition of several new food and beverage outlets.

     Our operating income in 2003 decreased 6%, due primarily to higher payroll and benefits expenses, which constitutes slightly over half of our casino and hotel operations and general and administrative expenses. Total payroll and benefits was up 6%, largely due to a 19% increase in health insurance costs, along with 3% higher salaries and wages. Our contract with the Culinary Union covering approximately 13,000 of our Las Vegas employees became effective June 1, 2002. The contract calls for increases in wages and health and welfare contributions of 4-5% per year over the five year term of the contract. The increase in payroll and benefits was partially offset by higher income from unconsolidated affiliates after Borgata opened in July 2003.

     Operating income at Bellagio decreased 22% in 2003 due to the additional impact of the standard room remodel project. New York-New York’s operating income increased as a result of the contribution of Zumanity and other new amenities. MGM Grand Las Vegas experienced a 5% decline in operating income in 2003. However, excluding restructuring charges related to restaurant leases, preopening and start-up expenses related to new amenities, and property transactions related to the construction of a new theatre, this resort’s operating income would have increased 6%. MGM Grand Las Vegas’ 2004 results will benefit from the theatre, which will house a show by Cirque du Soleil opening in mid-2004. Beau Rivage’s operating income increased significantly over 2002 due to the positive impact of a remodeled and expanded buffet as well as several other new restaurants opened during 2003 and the conversion of a floor of standard rooms into suites. Also, Beau Rivage recorded a charge of $8 million in 2002 for property damage related to Tropical Storm Isidore, while no such costs were incurred in 2003. Corporate expense increased in 2003 due primarily to increased development activities and increased property taxes on the Renaissance Pointe land in Atlantic City, New Jersey.

     In 2002, our operating income increased 24%. A large factor in the increase was the significant one-time expenses incurred in 2001 in relation to the September 11, 2001 attacks, including restructuring charges and asset impairment charges. Excluding the impact of these charges and preopening and start-up expenses, operating income increased 13%, largely due to stable payroll expenses as a result of restructuring activity in late 2001, and a significantly lower provision for doubtful accounts.

Operating Results – Detailed Revenue Information

     The following table presents detail of our net revenues:

	Year Ended December 31,
		Percentage		Percentage
	2003	Change	2002	Change	2001
			(In thousands)
Casino revenues, net:
Table games	$860,341	(3%)	$889,478	(2%)	$904,698
Slots	1,087,939	4%	1,043,069	4%	1,006,091
Other	89,234	11%	80,293	3%	78,230

Casino revenues, net	2,037,514	1%	2,012,840	1%	1,989,019

Non-casino revenue:
Rooms	833,272	5%	796,861	1%	791,766
Food and beverage	757,278	7%	706,153	4%	676,069
Entertainment, retail and other	647,702	2%	637,625	3%	620,471

Non-casino revenues	2,238,252	5%	2,140,639	3%	2,088,306

	4,275,766	3%	4,153,479	2%	4,077,325
Less: Promotional allowances	(413,023)	4%	(396,551)	5%	(377,473)

	$3,862,743	3%	$3,756,928	2%	$3,699,852

     Table games revenues decreased 2% in 2002, even with a slightly higher hold percentage, resulting from the impacts of the September 11 attacks on our foreign high-end customers and the impacts of the United States economy on our national customers. Table games revenues decreased 3% in 2003, as a slightly lower hold percentage and the impact of the Iraq war and SARS outbreak in early 2003 were not fully offset by strong volume levels over the latter half of 2003.

     Slot revenues increased substantially in both 2002 and 2003. Improvements were the result of enhanced marketing programs, the impact of our Players Club rewards program, which was implemented in our major resorts over 2002 and 2003, and the implementation of cashless gaming technology in 2003. A majority of slot machines at our major resorts now offer ticket-in, ticket-out technology through International Game Technology’s EZ-Pay™ system. Slot win percentages were consistent among all three periods.

     Non-casino revenue increased in 2003 primarily due to increased occupancy at our resorts, which also drives the level of spending at food and beverage, entertainment and retail outlets. In addition, we were able to increase the pricing for our rooms and other non-gaming amenities. Our hotel results began to improve notably in the latter half of 2003, particularly at our Las Vegas Strip resorts. For the year ended December 31, 2003 REVPAR at our Las Vegas Strip resorts was $126 compared to $119 in 2002, an increase of 6%. In 2002, other revenues included proceeds of $11 million for the termination of our management agreement covering four casinos in the Republic of South Africa.

Operating Results – Details of Certain Charges

     Preopening and start-up expenses consisted of the following:

	Year Ended December 31,
	2003	2002	2001
		(In thousands)
Borgata	$19,326	$7,757	$2,376
New York-New York (Zumanity, Nine Fine Irishmen)	4,310	—	—
Players Club	3,051	5,117	—
MGM Grand Las Vegas (new restaurants, nightclubs)	1,731	369	745
Other	848	898	1,009

	$29,266	$14,141	$4,130

     Preopening and start-up expenses related to Borgata represent our share of the operating results of Borgata prior to its July 2003 opening. We expect preopening expenses to decrease in 2004 since there will be no preopening expenses related to Borgata.

     Restructuring costs (credit) consisted of the following:

	Year Ended December 31,
	2003	2002	2001
		(In thousands)
Contract termination costs	$4,049	$3,257	$1,880
September 11 attacks	—	(10,421)	21,502
Siegfried & Roy show closure – The Mirage	1,623	—	—
Reversal of 2000 contract termination costs	—	(9,857)	—
Other	925	—	—

	$6,597	$(17,021)	$23,382

     In 2003, our primary restructuring activities included closing two marketing offices and terminating the related leases, terminating a lease agreement with a restaurant tenant at MGM Grand Las Vegas, and closing the Siegfried & Roy show, which resulted in a charge for employee severance costs.

     In December 2002, we recorded a restructuring credit of $10 million related to a lease contract termination accrual originally recorded in June 2000 as we determined that payment under this obligation was not probable. We recorded $3 million of restructuring charges in December 2002 related to contract termination costs for a restaurant lease and the EFX! show at MGM Grand Las Vegas.

     During the third and fourth quarters of 2001, management responded to a decline in business volumes caused by the September 11 attacks by implementing cost containment strategies which included a significant reduction in payroll and a refocusing of several of our marketing programs. Approximately 6,700 employees (on a full-time equivalent basis) were laid off or terminated, resulting in a $22 million charge against earnings, primarily related to the accrual of severance pay, extended health care coverage and other related costs in connection with these personnel reductions. As a result of improving business levels and our success at re-hiring a substantial number of previously laid off or terminated employees, management determined in the second quarter of 2002 that a portion of the remaining accrual was no longer necessary. This resulted in a restructuring credit of $10 million in 2002.

     Property transactions, net consisted of the following:

	Year Ended December 31,
	2003	2002	2001
	(In thousands)
Gain on sale of North Las Vegas land	$(36,776)	$—	$—
Siegfried & Roy theatre write-down – The Mirage	1,408	—	—
Write-down of Atlantic City Boardwalk land held for sale	—	—	31,501
Tropical Storm Isidore damage – Beau Rivage	—	7,824	—
Write-off of Detroit development costs	—	4,754	—
Impairment of assets to be disposed of	5,764	2,134	14,561
Demolition costs	6,614	—	—
Other net losses on asset sales or disposals	4,049	—	—

	$(18,941)	$14,712	$46,062

     In 2003, we sold 315 acres of land in North Las Vegas, Nevada near Shadow Creek for approximately $55 million, resulting in the $37 million gain reflected above. Prior to 2003, we classified gains and losses on routine assets sales or disposals as a non-operating item at some resorts and as an operating item at other resorts. We believe the preferable presentation of these items is as an element of operating income. Prior period statements have not been reclassified as such transactions were not material in the prior periods. Until 2003, demolition costs were typically capitalized as part of new construction. We began expensing demolition costs on major construction projects as incurred on January 1, 2003, and are accounting for this change in policy prospectively. Demolition costs were not material in prior periods. Demolition costs in 2003 relate to preparation for the Bellagio standard room remodel, Bellagio expansion and new theatre at MGM Grand Las Vegas. Impairments of assets to be disposed of in 2003 consisted primarily of assets related to the former EFX! Show and restaurants closed during 2003 at MGM Grand Las Vegas.

     In 2002, Tropical Storm Isidore caused property damage at Beau Rivage totaling $8 million, including clean-up costs. The amount of the write-down for damaged assets was determined based on the net book value of the assets and engineering estimates. In connection with the revised development agreement in Detroit, we wrote off $5 million, which was the net book value of previously incurred development costs associated with the riverfront permanent casino site ($9 million), offset by previously accrued obligations no longer required under the revised development agreement ($4 million).

     The 2001 write-down of the Atlantic City Boardwalk land resulted from a reassessment of the fair value of the land subsequent to the September 11 attacks. The revised carrying value was based on comparable sales data adjusted for the impact of legislation authorizing large-scale gaming in the state of New York, which we believe had a negative impact on real estate values on the Atlantic City Boardwalk. The remaining 2001 charge of $15 million relates to several assets abandoned during the quarter in response to the September 11 attacks, primarily in-progress construction projects which we terminated after the attacks.

Non-operating Results

     The following table summarizes information related to interest on our long-term debt:

	Year Ended December 31,
	2003	2002	2001
		(In thousands)
Interest cost	$352,820	$345,448	$414,379
Less: Capitalized interest	(15,234)	(61,712)	(78,608)

Interest expense, net	$337,586	$283,736	$335,771

Cash paid for interest, net of amounts capitalized	$308,198	$266,071	$317,773
Average total debt balance	$5.2 billion	$5.2 billion	$5.7 billion
Weighted average interest rate	6.9%	6.8%	7.9%

     Interest cost decreased in 2002 from 2001 due to lower debt balances in 2002 and lower market interest rates, which affect the rate we pay on our credit facilities. Interest capitalized declined from $79 million in 2001 to $62 million in 2002, due to the lower debt balances and interest rates described above, and due to our October 2002 decision to suspend development of our wholly-owned Atlantic City development project.

     Capitalized interest decreased in 2003 due to the suspension of development in Atlantic City in late 2002 and the mid-2003 cessation of interest capitalization on the Company’s investment in Borgata, which opened on July 3, 2003.

     The following table summarizes information related to our income taxes:

	Year Ended December 31,
	2003	2002	2001
		(In thousands)
Income from continuing operations before income tax	$343,660	$457,927	$262,596
Income tax provision	113,387	168,451	102,156
Effective income tax rate	33.0%	36.8%	38.9%
Cash paid for income taxes	$94,932	$44,579	$19,342

     The effective income tax rate in 2003 was lower than in 2002 due to the reversal of certain tax reserves as a result of completion of IRS audits for certain prior tax years and expiration of the IRS statutes of limitations on other years. Excluding the reversal, our effective income tax rate was approximately 37% in both periods. The decrease in our effective income tax rate in 2002 was the result of higher income before taxes. The items causing a difference between the Federal statutory rate and our effective income tax rate, primarily non-deductible expenses and state and foreign income taxes, have not varied significantly between years.

     In 2003, taxes paid increased from prior years, primarily due to payments made to settle IRS audits of prior years. Excluding these payments, our taxes paid have generally been significantly lower than our income tax provision. This is primarily due to accelerated tax depreciation and the utilization of tax credits, primarily for alternative minimum tax paid in prior years. We utilized the last of these credits in 2003, and we expect that our cash paid for taxes will increase accordingly in 2004.

Liquidity and Capital Resources

Cash Flows – Summary

     Our cash flows consisted of the following:

	Year Ended December 31,
	2003	2002	2001
		(In thousands)
Net cash provided by operations	$702,966	$827,958	$795,883

Investing cash flows:
Capital expenditures	(550,232)	(300,039)	(327,936)
Investments in unconsolidated affiliates	(41,350)	(80,314)	(38,250)
Other	35,894	9,143	13,981

Net cash used in investing activities	(555,688)	(371,210)	(352,205)

Financing cash flows:
Net borrowing (repayment) under bank credit facilities	(285,087)	(270,126)	(819,704)
Issuance of long-term debt	600,000	—	400,000
Purchase of treasury stock	(442,864)	(207,590)	(45,716)
Other	(37,284)	23,231	2,745

Net cash used in financing activities	(165,235)	(454,485)	(462,675)

Net increase (decrease) in cash and cash equivalents	$(17,957)	$2,263	$(18,997)

Cash Flows – Operating Activities

     Trends in our operating cash flows tend to follow trends in our operating income, excluding non-cash charges, since our business is primarily cash-based. Cash flow from operations in 2003 decreased from 2002, resulting from the decrease in operating income and higher cash paid for taxes. In 2002, cash flow from operations increased, but not to the same extent as operating income, primarily because operating income in 2001 included significant non-cash charges.

     At December 31, 2003 and 2002, we held cash and cash equivalents of $178 million and $211 million. We require a certain amount of cash on hand to operate our resorts. Beyond our cash on hand, we utilize a company-wide cash management system to minimize the amount of cash held in banks. Funds are swept from accounts at our resorts daily into central bank accounts, and excess funds are invested overnight or are used to repay borrowings under our bank credit facilities.

Cash Flows – Investing Activities

     2003 capital expenditures were significantly higher than 2002, due largely to major projects at our existing resorts. These projects included:

•	The theatre for Zumanity at New York-New York, started in 2002 and completed in 2003;

•	The theatre at MGM Grand Las Vegas for a new show by Cirque du Soleil, started in 2003 with an expected mid-2004 completion;

•	The Bellagio standard room remodel, started in 2003 and to be completed in early 2004; and

•	The Bellagio expansion, started in 2003 and expected to be completed in late 2004. The Bellagio expansion consists of a new 928-room tower, along with expanded retail, convention, spa and food and beverage facilities. The project budget is approximately $375 million. The project is designed to complement the existing, newly remodeled standard rooms, and cause minimal business interruption during construction.

     Expenditures on these four projects totaled approximately $275 million (including capitalized interest). Costs related to implementing new slot technology, including IGT’s EZ-Pay™ system, Players Club and other slot technology totaled approximately $42 million. Remaining expenditures were for general property improvements, which amounts were consistent with prior year expenditures.

     Capital expenditures in 2002 were not significantly different than 2001. 2002 expenditures included general property improvements at our resorts, such as room remodel projects at The Mirage and Golden Nugget-Las Vegas, new restaurant and nightclub development at several of our resorts, and various other remodeling projects. Other capital expenditures included costs for new slot technology, as well as pre-construction activities, including capitalized interest, in Atlantic City.

     A large portion of the 2001 capital expenditures related to general property improvements at our resorts, such as the ongoing room refurbishment program at The Mirage and restaurant and entertainment enhancements at MGM Grand Las Vegas and New York-New York. Other capital expenditures included the construction of the Primm Center at the Primm Valley Resorts, the completion of the Mirage Events Center, the acquisition of the building housing MGM Grand Detroit, the acquisition of a new corporate aircraft and costs, including capitalized interest, associated with ongoing development projects.

     Investments in unconsolidated affiliates primarily represent required contributions to Borgata. Through December 31, 2003, we had made $133 million of our required $136 million in cash contributions. In 2002, we also contributed $44 million to Monte Carlo in connection with the joint venture’s retirement of the final $87 million of its outstanding debt.

Cash Flows – Financing Activities

     In 2003, we issued $600 million of 6% Senior Notes, due 2009 and repaid a net $285 million on our bank credit facilities. The net proceeds of these financing activities were used to supplement operating cash flows and fund capital expenditures and share repurchases. In 2002 and 2001, we utilized our operating cash flow to reduce outstanding indebtedness by $270 million and $420 million, while still funding significant capital expenditures and share repurchases.

     Our share repurchases are only conducted under repurchase programs approved by our Board of Directors and publicly announced. Our share repurchase activity was as follows:

	Year Ended December 31,
	2003	2002	2001
		(In thousands)
August 2001 authorization (1.4 million, 6.4 million, and 2.2 million shares purchased)	$36,034	$207,590	$45,716
February 2003 authorization (10 million shares purchased)	335,911	—	—
November 2003 authorization (2 million shares purchased)	70,919	—	—

	$442,864	$207,590	$45,716

Average price of shares repurchased	$33.17	$32.28	$20.47

     At December 31, 2003, we had 8 million shares available for repurchase under the November 2003 authorization.

Principal Debt Arrangements

     Our long-term debt consists of publicly held senior and subordinated notes and bank credit facilities. We pay fixed rates of interest ranging from 6% to 9.75% on the senior and subordinated notes. We pay variable interest based on LIBOR on the bank credit facilities. We amended our bank credit facilities in November 2003, and our current senior credit facility is a $2.5 billion, five-year facility with a syndicate of banks led by Bank of America, N.A. Our senior credit facility consists of a $1.5 billion revolving credit facility due November 2008 and a $1.0 billion term loan that will be paid down 20% over the final three years of the loan, with the remainder due November 2008. Our previous bank credit facilities consisted of a $2.0 billion credit facility maturing in May 2005 and a $525 million revolving credit facility due April 2, 2004.

     As of December 31, 2003, we had approximately $885 million of available liquidity under our bank credit facilities, and our next maturity of public debt is $500 million due in February 2005. We can raise additional capital through our shelf registration statement, declared effective by the Securities and Exchange Commission in 2000, which originally allowed us to issue up to a total of $2.75 billion of debt and equity securities from time to time in public offerings. At December 31, 2003, the shelf registration statement has $190 million in remaining capacity for the issuance of future debt or equity securities. Any future public offering of securities under the shelf registration statement will only be made by means of a prospectus supplement.

Other Factors Affecting Liquidity

     In January 2004, we completed the sale of the Golden Nugget Subsidiaries, resulting in net cash proceeds to us of $213 million. The proceeds were used to repay borrowings under our senior credit facility. In February 2004, we entered into an agreement to sell our subsidiaries that own and operate MGM Grand Australia for A$195 (approximately $136 million based on exchange rates at June 30, 2004), subject to certain working capital adjustments. We expect this transaction to be completed by the third quarter of 2004, subject to customary sales conditions and regulatory approvals.

     In September 2003, Standard & Poor’s Rating Service lowered its rating on us, including our corporate credit rating, to one level below investment grade, to ‘BB+’ from ‘BBB-’. In January 2002, Moody’s Investment Services lowered its rating on our senior notes to one level below investment grade (Bal). As a result of the Moody’s downgrade, substantially all of our assets other than assets of our foreign subsidiaries and certain assets in use at MGM Grand Detroit are pledged as collateral for our senior notes, excluding subordinated notes, and our bank credit facilities. We do not believe the downgrades have had, or will have, a significant effect on our liquidity or our ability to secure short-term or long-term financing. Subsequent to the downgrades, we successfully amended our bank credit facilities and issued the $600 million senior notes, both on pricing and other terms which were favorable and consistent with similar arrangements before the downgrades.

Future Developments

     Detroit, Michigan. MGM Grand Detroit, LLC, in which we hold a controlling interest, has operated an interim casino facility in Detroit, Michigan since July 1999. In August 2002, the Detroit City Council approved revised development agreements with us and two other developers. The revised development agreement released us and the City from certain of the obligations under the original agreement and significantly changed other provisions of the original agreement. We are currently in the process of obtaining land and developing plans for the permanent facility, and currently expect the project to cost approximately $575 million (including land, capitalized interest and preopening expenses, but excluding approximately $115 million of payments to the City under the revised development agreement). The design, budget and schedule of the permanent facility are not finalized, and the ultimate timing, cost and scope of the facility are subject to risks attendant to large-scale projects.

     The ability to construct the permanent casino facility is currently subject to resolution of the Lac Vieux litigation. Pending resolution of this litigation, the 6th Circuit Court of Appeals has issued an injunction prohibiting the City and the developers from commencing construction pending further action of the 6th Circuit Court. Therefore, we do not know when we will be able to commence construction of, or complete, the permanent facility.

     Atlantic City, New Jersey. We own approximately 149 acres on Renaissance Pointe in Atlantic City, New Jersey. We obtained the land at Renaissance Pointe through an agreement between Mirage and the City of Atlantic City. In addition, Borgata occupies 29 acres at Renaissance Pointe, including 27 acres it owns and two acres we lease to Borgata. Of the remaining land, approximately 95 acres are suitable for development, and a portion of these acres consists of common roads, landscaping and master plan improvements which we designed and developed as required by our agreement with Boyd.

     In October 2002, we announced the temporary suspension of our development activities on our wholly-owned project on the Renaissance Pointe land in Atlantic City. We must apply for and receive numerous governmental permits and satisfy other conditions before construction of a new resort on the Renaissance Pointe site could begin. No assurance can be given that we will develop a casino resort in New Jersey, or its ultimate schedule, size, configuration or cost if we do develop a casino resort.

     Las Vegas, Nevada. We own an approximately 50-acre site for future development, with over 1,200 feet of frontage on the Las Vegas Strip, between Bellagio and Monte Carlo, part of which is occupied by our Boardwalk. The design, timing and cost of any future development on the site will depend on several factors, including the market’s ability to absorb new development on the Las Vegas Strip, competition from gaming outside of Nevada and the ultimate size and scope of the project, among other factors.

     In 2002, we entered into an agreement with Turnberry Associates to develop luxury condominium towers at MGM Grand Las Vegas. We will initially contribute land and up to $3 million to the project for a 50% investment. Turnberry Associates will contribute $9 million, and up to an additional $3 million, in cash and will manage the development and sales process. The venture will obtain construction financing for the remainder of the expected $175 million to $200 million cost of the first tower once sufficient pre-sales have occurred to obtain financing. We will have the opportunity to rent the condominiums to third parties on behalf of owners who elect to have us do so. Depending on market acceptance of the initial tower, we and Turnberry Associates may develop, on similar terms, up to an additional five condominium towers.

     United Kingdom. In anticipation of reforms to gambling legislation currently being considered by the British government, we have made several strategic agreements in the United Kingdom.

     In May 2003, we purchased a 25% interest in Metro Casinos Limited, a company which is developing a new casino in Bristol. Metro Casinos Limited is a subsidiary of R J Bown (Holdings) Ltd, the owner of the Westcliff Casino, one of the largest United Kingdom provincial casinos. The Bristol facility is expected to open by March 2004. Our purchase of this interest received regulatory approval from the Gaming Board for Great Britain in November 2003.

     In October 2003, we entered into an agreement with Earls Court and Olympia Group, which operates large exhibition and trade show facilities in London, to form a jointly owned company which would develop a large entertainment and gaming facility, which we would operate in space leased from Earls Court and Olympia, to complement the existing Olympia facilities. We made a deposit of £2 million ($3 million based on exchange rates at December 31, 2003), which is refundable if proposed gaming law reforms are not implemented by December 2005. Otherwise, the deposit will be applied to the first year’s rent on a lease between the new company and Earls Court and Olympia. We would make a nominal equity investment and would provide a loan for half of the estimated £130 million ($232 million based on exchange rates at December 31, 2003) of development costs. The agreement is subject to implementation of proposed gaming law reforms and a tax structure acceptable to us, and obtaining required planning and other approvals. We would own 82.5% of the entity.

     In November 2003, we entered into an agreement with Newcastle United PLC to create a 50-50 joint venture which would build a major new mixed-use development, including casino development, on a site adjacent to Newcastle’s football stadium. Newcastle United PLC will contribute the land to the joint venture, and we will make an equity investment of £5 million ($9 million based on exchange rates at December 31, 2003), which is refundable if certain conditions have not been met by January 2008. We would develop and operate the complex, as well as own the casino development in leased premises within the complex. The complex is expected to be financed through project-specific borrowings. The agreement is subject to implementation of proposed gaming law reforms and a tax structure acceptable to us, and obtaining required planning and other approvals.

     In February 2004, we announced an agreement in principle with The British Land Company PLC whereby we would operate a casino in leased premises within a newly developed leisure and entertainment complex adjacent to the Meadowhall Shopping Centre in Sheffield UK. The agreement is subject to implementation of proposed gaming law reforms and a tax structure acceptable to us, and obtaining required planning and other approvals.

     Wembley plc. In January 2004, we reached an agreement with Wembley plc (“Wembley”) on the terms of a cash acquisition by us of Wembley. However, Wembley received a higher competing offer and in May 2004 we announced that we would make no further bids for Wembley.

     New York Racing Association. We have an understanding with the New York Racing Association (“NYRA”) to manage VLTs at NYRA’s Aqueduct horseracing facility in metropolitan New York. We would assist in the development of the facility, including providing project financing, and would manage the facility for a fee. The project is anticipated to cost $135 million. Work was halted on the VLT facility in August 2003 pending the outcome of an investigation of certain aspects of NYRA’s operations by Federal prosecutors. In December 2003, NYRA reached agreement with the Justice Department whereby NYRA was indicted with prosecution deferred. NYRA agreed to pay a fine and the indictment will be dismissed with prejudice upon NYRA implementing certain reforms and otherwise complying with the terms of the agreement. Our participation is subject to a definitive agreement, regulatory approvals and certain legislative changes by the State of New York.

     Mandalay Resort Group. In June 2004, we announced that we have entered into a definitive merger agreement with Mandalay under which we will acquire Mandalay for $71.00 per share in cash. The total value of the acquisition is approximately $7.9 billion, including equity value of approximately $4.8 billion, $600 million of convertible debentures and the assumption of approximately $2.5 billion in outstanding Mandalay debt. The transaction is subject to the approval of Mandalay shareholders and to the satisfaction of customary closing conditions contained in the merger agreement, including the receipt of all necessary regulatory and governmental approvals. We anticipate the transaction will be completed by the first quarter of 2005.

Off Balance Sheet Arrangements

     Our off balance sheet arrangements consist primarily of investments in unconsolidated affiliates, which currently consist of our investments in Monte Carlo and Borgata. We have not entered into any transactions with special purpose entities, nor have we engaged in any derivative transactions other than straightforward interest rate swaps. Our joint venture and unconsolidated affiliate investments allow us to realize the benefits of owning a full-scale resort in a manner that minimizes our initial investment. We have not guaranteed financing obtained by the ventures, nor are there any other provisions of the venture agreements which are unusual or subject us to risks to which we would not be subjected if we had full ownership of the resort.

     At December 31, 2003, we had outstanding letters of credit totaling $52 million, of which $50 million support the bonds issued by the Economic Development Corporation of the City of Detroit. These bonds are recorded as a liability in our consolidated balance sheets. This obligation was undertaken to secure our right to develop a permanent casino in Detroit.

Commitments and Contractual Obligations

     The following table summarizes our scheduled contractual commitments as of December 31, 2003:

	2004	2005	2006	2007	2008	Thereafter
			(In millions)
Long-term debt	$97	$503	$250	$910	$1,925	$1,925
Capital leases	1	1	1	—	—	—
Operating leases	10	9	8	7	7	311
Long-term liabilities (1)	26	3	6	3	3	53
Other purchase obligations:
Construction commitments	381	25	—	—	—	—
Employment agreements	79	57	27	1	—	—
Entertainment agreements (2)	83	2	—	—	—	—
Other (3)	76	5	4	1	1	2

	$753	$605	$296	$922	$1,936	$2,291

(1)	Includes our obligation to support $50 million of bonds issued by the Economic Development Corporation of the City of Detroit as part of our development agreement with the City. The bonds mature in 2009. Also includes the estimated payments of obligations under our deferred compensation and supplemental executive retirement plans, based on balances as of December 31, 2003 and assumptions of retirement based on plan provisions.

(2)	Our largest entertainment commitments consist of minimum contractual payments to Cirque du Soleil, which performs shows at several of our resorts. We are generally contractually committed for a period of 12 months based on our ability to exercise certain termination rights; however, we expect these shows to continue for longer periods. Commitments for 2004 also include our obligations to complete the theatre construction and contribute to the show production costs for the new Cirque du Soleil show at MGM Grand Las Vegas.

(3)	The amount for 2004 includes approximately $56 million of open purchase orders. Other commitments are for various contracts, including maintenance and other service agreements and advertising commitments.

     Other significant operating uses of cash in 2004 include interest and tax payments. Our cash payments for interest ranged from $266 million to $318 million over the past three years, and we would expect similar levels of cash payments for interest in 2004. As discussed earlier, our cash paid for income taxes in 2004 will likely increase over 2003. Other significant investing uses of cash flow in 2004 include uncommitted capital expenditures, expected to be approximately $300 million exclusive of any spending on a permanent casino in Detroit.

     We plan to fund our contractual obligations and other estimated spending through a combination of operating cash flow, proceeds from known or expected sales of businesses and available borrowings under our senior credit facility. We have generated over $700 million in operating cash flow in each of the past three years, which included deductions for interest payments, tax payments and certain contractually committed payments reflected in the above table, including operating leases, employment agreements and entertainment agreements. We expect to generate a similar level of operating cash flow in 2004. Assuming operating cash flow is used to fund the remaining contractual commitments of approximately $500 million to $600 million, we would have at least $100 million of operating cash flow available for other planned expenditures.

     Other sources of cash include the net proceeds of $213 million received in January 2004 upon closing the sale of the Golden Nugget Subsidiaries, the net proceeds from the sale of MGM Grand Australia, if the sale closes as expected by the third quarter of 2004, and the $885 million of available borrowings under our senior credit facility.

Critical Accounting Policies and Estimates

     Management’s discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements. To prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, we must make estimates and assumptions that affect the amounts reported in the consolidated financial statements. We regularly evaluate these estimates and assumptions, particularly in areas we consider to be critical accounting estimates, where changes in the estimates and assumptions could have a material impact on our results of operations, financial position and, generally to a lesser extent, cash flows. Senior management and the Audit Committee of the Board of Directors have reviewed the disclosures included herein about our critical accounting estimates, and have reviewed the processes to determine those estimates.

Allowance for Doubtful Casino Accounts Receivable

     Marker play represents a significant portion of the table games volume at Bellagio, MGM Grand Las Vegas and The Mirage. Our other facilities do not emphasize marker play to the same extent, although we offer markers to customers at those casinos as well, with the exception of MGM Grand Australia, where Northern Territory legislation prohibits marker play.

     We maintain strict controls over the issuance of markers and aggressively pursue collection from those customers who fail to pay their marker balances timely. These collection efforts are similar to those used by most large corporations when dealing with overdue customer accounts, including the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies and civil litigation. Markers are generally legally enforceable instruments in the United States. At December 31, 2003 and 2002, approximately 53% and 57%, respectively, of our casino accounts receivable was owed by customers from the United States. Markers are not legally enforceable instruments in some foreign countries, but the United States assets of foreign customers may be reached to satisfy judgments entered in the United States. A significant portion of our casino accounts receivable is owed by casino customers from the Far East. At December 31, 2003 and 2002, approximately 30% and 28%, respectively, of our casino accounts receivable was owed by customers from the Far East.

     We maintain an allowance, or reserve, for doubtful casino accounts at all of our operating casino resorts. The provision for doubtful accounts, an operating expense, increases the allowance for doubtful accounts. We regularly evaluate the allowance for doubtful casino accounts. At resorts where marker play is not significant, the allowance is generally established by applying standard reserve percentages to aged account balances. At resorts where marker play is significant, we apply standard reserve percentages to aged account balances under a specified dollar amount and specifically analyze the collectibility of each account with a balance over the specified dollar amount, based on the age of the account, the customer’s financial condition, collection history and any other known information. We also monitor regional and global economic conditions and forecasts to determine if reserve levels are adequate.

     The collectibility of unpaid markers is affected by a number of factors, including changes in currency exchange rates and economic conditions in the customers’ home countries. Because individual customer account balances can be significant, the allowance and the provision can change significantly between periods, as information about a certain customer becomes known or as changes in a region’s economy occur.

     The following table shows key statistics related to our casino receivables:

	At December 31,
	2003	2002	2001
	(In thousands)
Casino accounts receivable	$159,569	$166,612	$189,434
Allowance for doubtful casino accounts receivable	75,265	85,504	98,648
Allowance as a percentage of casino accounts receivable	47%	51%	52%
Median age of casino accounts receivable	43 days	50 days	84 days
Percentage of casino accounts outstanding over 180 days	23%	27%	30%

     The allowance percentage increased in 2001 as a result of the impact of the September 11 attacks on our customers’ traveling patterns and the global economy, as well as the impacts of declines in the United States stock markets through 2000 and 2001. During 2002, the United States stock markets continued to decline, but we experienced better than anticipated receivable collections on certain customer accounts during 2002, which resulted in a reversal of previously recorded bad debt provision in the third quarter of 2002.

     In the fourth quarter of 2003 we recorded an additional reversal of bad debt provision as we again experienced better than expected collections. The current strength in the United States economy and recent United States stock market gains have also caused us to positively adjust our outlook on collectibility of domestic accounts receivable. The above economic and collection trends are reflected in the improved quality of our receivables statistics in the above table. Our reserve percentage at December 31, 2003 is lower than it has been since the events of September 11, 2001, though still higher than the periods preceding September 11, 2001.

     At December 31, 2003, a 100 basis-point change in the allowance for doubtful accounts as a percentage of casino accounts receivable would change net income by $2 million, or $0.01 per share.

Fixed asset capitalization and depreciation policies

     Property and equipment are stated at cost. Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets. We account for construction projects in accordance with Statement of Financial Accounting Standards No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects”. When we construct assets, we capitalize direct costs of the project, including fees paid to architects and contractors, property taxes, and certain costs of our design and construction subsidiary, MGM MIRAGE Design Group.

     We must make estimates and assumptions when accounting for capital expenditures. Whether an expenditure is considered a maintenance expense or a capital asset is a matter of judgment. When constructing or purchasing assets, we must determine whether existing assets are being replaced or otherwise impaired, which also may be a matter of judgment. Our depreciation expense is highly dependent on the assumptions we make about our assets’ estimated useful lives. We determine the estimated useful lives based on our experience with similar assets, engineering studies, and our estimate of the usage of the asset. Whenever events or circumstances occur which change the estimated useful life of an asset, we account for the change prospectively.

     In accordance with Statement of Financial Accounting Standards No. 34, “Capitalization of Interest Cost” (“SFAS 34”), interest cost associated with major development and construction projects is capitalized as part of the cost of the project. Interest is typically capitalized on amounts expended on the project using the weighted-average cost of our outstanding borrowings, since we typically do not borrow funds directly related to a development project. Capitalization of interest starts when construction activities, as defined in SFAS 34, begin and ceases when construction is substantially complete or development activity is suspended for more than a brief period.

     Whether we capitalize interest on a project depends in part on management’s actions. In January 2001, we announced that our near-term development focus would be on the Atlantic City market. As a result, we suspended the capitalization of interest on our Las Vegas Strip project until the development process for that project is further advanced. Interest capitalized on this project was $3 million in 2001. In October 2002, we announced the suspension of development activities on our wholly-owned project on the Renaissance Pointe land in Atlantic City. In connection with that announcement, we stopped capitalizing interest associated with the project. Interest capitalized on this project for the years ended December 31, 2001 and 2002 was $60 million and $41 million, respectively.

Impairment of Long-lived Assets

     We evaluate our property and equipment and other long-lived assets for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). For assets to be disposed of, we recognize the asset at the lower of carrying value or fair market value less costs of disposal, as estimated based on comparable asset sales, solicited offers, or a discounted cash flow model. For assets to be held and used, we review for impairment whenever indicators of impairment exist. We then compare the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then an impairment is recorded based on the fair value of the asset, typically measured using a discounted cash flow model. If an asset is still under development, future cash flows include remaining construction costs. All recognized impairment losses, whether for assets to be disposed of or assets to be held and used, are recorded as operating expenses.

     There are several estimates, assumptions and decisions in measuring impairments of long-lived assets. First, management must determine the usage of the asset. To the extent management decides that an asset will be sold, it is more likely that an impairment may be recognized. Assets must be tested at the lowest level for which identifiable cash flows exist. This means that some assets must be grouped, and management has some discretion in the grouping of assets. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates.

     On a quarterly basis, we review our major long-lived assets to determine if events have occurred or circumstances exist that indicate a potential impairment. We estimate future cash flows using our internal budgets. When appropriate, we discount future cash flows using our weighted-average cost of capital, developed using a standard capital asset pricing model. Whenever an impairment loss is recorded, or a test for impairment is made, we discuss the facts and circumstances with the audit committee.

     See “Results of Operations” for discussion of write-downs and impairments recorded in 2001, 2002 and 2003. In October 2002, we announced the temporary suspension of our development activities on our wholly-owned project on the Renaissance Pointe land in Atlantic City. In connection therewith, we reviewed the land for potential impairment, and determined no impairment was indicated. In December 2002, in connection with our agreement with Turnberry Associates whereby we are required to contribute land to the venture, we reviewed the land for potential impairment, and determined no impairment was indicated. In June 2003, we entered into an agreement to sell the Golden Nugget Subsidiaries. The fair value less costs to sell exceeds the carrying value, therefore no impairment was indicated. In February 2004, we entered into an agreement to sell MGM Grand Australia. The fair value less costs to sell exceeds the carrying value, therefore no impairment was indicated.

     Other than the above items, we are not aware of events or circumstances that would cause us to review any material long-lived assets for impairment.

Income taxes

     We are subject to income taxes in the United States, and in several states and foreign jurisdictions in which we operate. We account for income taxes according to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 requires the recognition of deferred tax assets, net of applicable reserves, related to net operating loss carryforwards and certain temporary differences. The standard requires recognition of a future tax benefit to the extent that realization of such benefit is more likely than not. Otherwise, a valuation allowance is applied.

     At December 31, 2003, we had $90 million of deferred tax assets and $1.8 billion of deferred tax liabilities. Except for certain New Jersey state net operating losses and certain other New Jersey state deferred tax assets, we believe that it is more likely than not that our deferred tax assets are fully realizable because of the future reversal of existing taxable temporary differences and future projected taxable income. The valuation allowance at December 31, 2003 related to the New Jersey deferred tax assets was $10 million.

     Our income tax returns are subject to examination by the Internal Revenue Service (“IRS”) and other tax authorities. While positions taken in tax returns are sometimes subject to uncertainty in the tax laws, we do not take such positions unless we have “substantial authority” to do so under the Internal Revenue Code and applicable regulations. We may take positions on our tax returns based on substantial authority that are not ultimately accepted by the IRS. We assess such potential unfavorable outcomes based on the criteria of Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (“SFAS 5”). We establish a tax reserve if an unfavorable outcome is probable and the amount of the unfavorable outcome can be reasonably estimated. We assess the potential outcomes of tax uncertainties on a quarterly basis. In determining whether the probable criterion of SFAS 5 is met, we presume that the taxing authority will focus on the exposure and we assess the probable outcome of a particular issue based upon the relevant legal and technical merits. We also apply our judgment regarding the potential actions by the tax authorities and resolution through the settlement process.

     We maintain required tax reserves until such time as the underlying issue is resolved. When actual results differ from reserve estimates, we adjust the income tax provision and our tax reserves in the period resolved. For tax years that are examined by taxing authorities, we adjust tax reserves in the year the tax examinations are settled. For tax years that are not examined by taxing authorities, we adjust tax reserves in the year that the statute of limitations expires. Our estimate of the potential outcome for any uncertain tax issue is highly judgmental, and we believe we have adequately provided for any reasonable and foreseeable outcomes related to uncertain tax matters. We classify reserves for tax uncertainties within “other accrued liabilities” in the accompanying consolidated balance sheets, separate from any related income tax payable or deferred income taxes. Reserve amounts may relate to the deductibility of an item, as well as potential interest associated with those items.

     In December 2002, we settled the IRS audit of the Company’s 1995 and 1996 tax returns, which did not result in a material impact on our results of operations or financial position. During 2003, we filed amended returns for tax years subsequent to 1996 to reflect the impact of the IRS audits of the 1993 through 1996 tax years on those subsequent years. In the fourth quarter of 2003, the statutes of limitations expired for the 1997 through 1999 tax years, resulting in a reduction of our tax reserves of $13 million and a corresponding reduction in our provision for income taxes. The tax returns for years after 1999 are subject to possible future examination.

     A portion of our tax reserves was assumed in the Mirage Acquisition. The IRS audit of the tax returns of Mirage through the merger date was settled in August 2003, resulting in a payment to the IRS of $45 million, including interest. These matters had been previously reserved for, so the settlement had no impact on our income tax provision or our results of operations. Any future adjustments to the acquired Mirage tax reserves will be recorded as an adjustment to goodwill.

Accounting Principles Adopted in 2003

Classification of Gains and Losses as Extraordinary Items

     In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections as of April 2002” (“SFAS 145”). The key provision of SFAS 145 that affects us rescinds the existing rule that all gains or losses from the extinguishment of debt should be classified as extraordinary items. Instead, such gains and losses must be analyzed to determine if they meet the criteria for extraordinary item classification based on the event being both unusual and infrequent.

     We adopted SFAS 145 beginning January 1, 2003. Prior period losses were analyzed to determine if they met the criteria to be classified as extraordinary items. Our prior period losses were reclassified as an element of income from continuing operations.

Costs Associated with Exit or Disposal Activities

     In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan, as previously required under EITF Issue 94-3. Examples of costs covered by the standard include lease termination costs and certain employee severance costs associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

     We adopted SFAS 146 beginning January 1, 2003. The adoption of this statement did not have a material impact on our results of operations or financial position. The time between our commitment to an exit or disposal plan and when costs are actually incurred is typically short.

Guarantee Obligations

     In November 2002, the FASB issued its Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires that future guarantee obligations be recognized as liabilities at inception of the guarantee contract. It also increases the disclosures required for current and future guarantee obligations.

     We have included the disclosures required by FIN 45 in the accompanying notes to consolidated financial statements. We adopted the initial recognition provisions of FIN 45 beginning January 1, 2003. The adoption of this interpretation did not have a material impact on our results of operation or financial position.

Stock-based Compensation

     In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS 148”). SFAS 148 increases the disclosure requirements for companies which do not voluntarily adopt the fair value based accounting for employee stock compensation prescribed in Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” on a retroactive basis. SFAS 148 also requires companies to present the pro forma disclosures in interim financial statements.

     We have included the annual disclosures required by SFAS 148 in the accompanying notes to consolidated financial statements, and began presenting the required interim disclosures in 2003.

Recently Issued Accounting Standards

     There are no accounting standards issued before December 31, 2003 but effective after December 31, 2003 which are expected to have a material impact on our financial reporting.

Market Risk

     Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our long-term debt. We attempt to limit our exposure to interest rate risk by managing the mix of our long-term fixed rate borrowings and short-term borrowings under our bank credit facilities and commercial paper program.

     In the third quarter of 2003, we entered into three interest rate swap agreements, designated as fair value hedges, which effectively convert $400 million of our fixed rate debt to floating rate debt. Under the terms of these agreements, we make payments based on specified spreads over six-month LIBOR, and receive payments equal to the interest payments due on the fixed rate debt. The interest rate swap agreements qualify for the “shortcut method” allowed under Statement of Financial Accounting Standards No. 133, which allows an assumption of no ineffectiveness in the hedging relationship. As such, there is no income statement impact from changes in the fair value of the hedging instruments.

     The following table provides information about our interest rate swaps as of December 31, 2003:

Maturity Date	August 1, 2007	February 1, 2008
Notional Value	$200 million	$200 million
Estimated Fair Value	$—	$—
Average Pay Rate*	4.31%	4.09%
Average Receive Rate	6.75%	6.75%

* Interest rates are determined in arrears. These rates have been estimated based on implied forward rates in the yield curve.

     As of December 31, 2003, after giving effect to the interest rate swaps discussed above, long-term fixed rate borrowings represented approximately 64% of our total borrowings. Assuming a 100 basis-point change in LIBOR, our annual interest cost would change by approximately $20 million.